Exhibit 10.1

CHANGE OF CONTROL AGREEMENT

AGREEMENT made as of November 9, 2016, by and among CODORUS VALLEY BANCORP, INC., a Pennsylvania business corporation (hereinafter referred to as the “Corporation”), PEOPLESBANK, a Codorus Valley Company, a Pennsylvania state chartered bank (hereinafter referred to as the “Bank”) and CHARLES T. FIELD, an adult individual (hereinafter referred to as “Executive”).

W I T N E S S E T H:

WHEREAS, Executive is now serving as Senior Vice President and Chief Financial Officer of the Bank, a wholly-owned subsidiary of the Corporation; and

WHEREAS, the Corporation and the Bank consider the continued services of Executive to be in the best interests of the Corporation and the Bank; and

WHEREAS, the Corporation, the Bank and Executive desire to enter into this Agreement whereby the Bank agrees to make certain payments to Executive upon termination under specific conditions, in order to induce Executive to continue in employment.

NOW, THEREFORE, in consideration of the continued employment of Executive and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, intending to be legally bound hereby, Executive, the Corporation and the Bank agree as follows:

ARTICLE I

TERMINATION PURSUANT TO A CHANGE OF CONTROL

1.1       Definition: Termination Pursuant to a Change of Control. Any of the following events occurring during the period commencing with the date of any “Change of Control” (as defined in ARTICLE II hereof) and ending on the second (2nd) anniversary date of the Change of Control, shall constitute a “Termination Pursuant to a Change of Control:”

(A)       Executive's employment is terminated by the Corporation, the Bank or an acquiror or successor of either without “Good Cause” (as defined below); or

(B)        Any of the following events occurs and Executive thereafter terminates Executive's employment:

(i)          any reduction in Executive's responsibilities, including reporting responsibilities, or authority, including such responsibilities or authorities as may be increased from time to time; or

(ii)       any reassignment of Executive to a principal place of employment which is more than twenty-five (25) miles from Executive's principal place of employment immediately prior to the Change of Control; or

(iii)       any material reduction in Executive's annual base salary as the same may be increased from time to time; or

(iv)       any failure to provide Executive with benefits at least as favorable as those enjoyed by Executive under Corporation's or Bank's retirement or pension, life insurance, medical, health and accident, disability or other employee or incentive compensation plans in which Executive participated or the taking of any action that would materially reduce any of such benefits, unless such reduction is part of a reduction applicable in each case to all employees; or

(v)       any other action or inaction that constitutes a material breach of this Agreement by the Corporation or the Bank;

provided, however, that the Executive must furnish notice of her intention to terminate her employment due to the existence of one or more of the above-delineated conditions within ninety (90) days of the initial existence of such conditions, after which time the Bank shall have thirty (30) days to remedy such condition. The Executive shall not be required to maintain her employment with the Bank during such thirty (30) day period; however, should the Bank remedy the condition giving rise to the right of termination hereunder within such time period, the Executive shall not be entitled to payment hereunder.

For purposes of this Section 1.1(A), “Good Cause” shall mean: (i) the willful failure by the Executive to substantially perform her duties as an officer of the Corporation or Bank after Executive's receipt of written notice from the Bank of such failure, other than a failure resulting from the Executive's incapacity because of physical or mental illness or (ii) the willful engaging by the Executive in misconduct injurious to the Corporation or Bank or (iii) the dishonesty or gross negligence of the Executive in the performance of her duties or (iv) the breach of Executive's fiduciary duty involving personal profit or (v) the violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority, any of which materially jeopardizes the business of the Corporation or Bank or (vi) moral turpitude or other conduct on the part of the Executive which brings public discredit to the Corporation or Bank. The burden of establishing the validity of any termination for Good Cause shall rest upon the Corporation or the Bank.

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1.2       Compensation Upon Termination Pursuant to a Change of Control. If Executive's employment is terminated and such termination is a Termination Pursuant to a Change of Control (as defined in Section 1.1), the Bank (or any acquiror or successor thereto) shall provide (or cause to be provided) the following to Executive:

(A)       The Bank shall pay Executive within ten (10) days following the Termination Pursuant to the Change of Control a lump sum payment in an amount equal to one (1) times: (i) the highest of Executive's annualized base salary at the time of or during one of the three calendar years immediately preceding the Termination Pursuant to a Change of Control plus (ii) the highest bonus earned by Executive with respect to one of the three calendar years immediately preceding the date of the Termination Pursuant to a Change of Control; and

(B)       For a period of one (1) year, commencing as of the Termination Pursuant to the Change of Control, the Bank also shall maintain in full force and effect, for the continued benefit of the Executive, all employee benefit plans and programs to which the Executive was entitled prior to the date of termination, if the Executive's continued participation is possible under the general terms and provisions of such plans, and programs, except that if the Executive's participation in any health, medical, life insurance, or disability plan or program is barred, the Bank shall obtain and pay for, on the Executive's behalf, individual insurance plans, policies or programs which provide to the Executive health, medical, life and disability insurance coverage which is substantially equivalent to the insurance coverage to which Executive was entitled prior to the date of termination.

1.3       Other Benefits. The payments provided by this ARTICLE I shall not affect Executive's rights to receive any payments or benefits to which Executive may be or become entitled under any other existing or future agreement or arrangement of the Corporation, the Bank or any successor of either with the Executive, or under any existing or future benefit plan or arrangement of the Corporation, the Bank or any successor in which Executive is or becomes a participant, or under which Executive has or obtains rights, including without limitation, any qualified or nonqualified deferred compensation or retirement plans or programs or any outstanding stock options or similar agreements. Any such rights of Executive shall be determined in accordance with the terms and conditions of the applicable agreement, arrangement or plan and applicable law, provided, however, that Executive shall not be entitled to any severance payments in addition to those provided hereunder.

1.4       Withholding for Taxes. All payments required to be made under this Agreement will be made in accordance with the Bank's or other payor's normal payroll and will be subject to withholding of such amounts relating to tax and/or other payroll deductions as may be required by law.

1.5       Excess Parachute Payment Limitation. Notwithstanding any other provision of this Agreement, if the sum of the payments to the Executive described in this Agreement and in any other agreement, program, or plan between the Executive and the Corporation or the Bank (or an affiliate of the Bank) attributable to the same Change in Control constitute “excess parachute payments” (as defined in Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (“Code”), the Bank shall reduce the amounts otherwise payable to the Executive under this Agreement so that the Executive's total “parachute payment” (as defined in Code Section 280G(b)(2)(A)) under this Agreement and any other agreements, programs or plans shall be One Dollar ($1.00) less than the amount that would be an “excess parachute payment.”

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ARTICLE II

DEFINITION OF CHANGE OF CONTROL

2.1       Change of Control.  For purposes of this Agreement, the term “Change of Control” shall mean: a Change in the Ownership of the Corporation or the Bank (as defined below), a Change in the Effective Control of the Corporation or the Bank (as defined below), or a Change in the Ownership of a Substantial Portion of the Assets of the Corporation or the Bank (as defined below):

(A)       Change in the Ownership of the Corporation or the Bank. A Change in the Ownership of the Corporation or the Bank occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires ownership of stock of the Corporation or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Corporation or the Bank, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Corporation or the Bank. An increase in the percentage of stock owned by any one person or persons acting as a group, as a result of a transaction in which the Corporation or Bank acquires its stock in exchange for property will be treated as an acquisition of stock for these purposes. A change in ownership of the Corporation or the Bank only occurs when there is a transfer or issuance of stock of the Corporation or the Bank and the stock remains outstanding after the transaction.

(B)       Change in Effective Control of the Corporation or the Bank. A Change in Effective Control of the Corporation or the Bank occurs only on the date that either:

(i)       Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation or the Bank possessing thirty-five percent (35%) or more of the total voting power of the stock of the Corporation or the Bank; or

(ii)       A majority of members of the Corporation's Board of Directors is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the members of the Corporation's Board of Directors prior to the date of the appointment or election.

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If any one person, or more than one person acting as a group, is considered to effectively control the Corporation or the Bank, the acquisition of additional control of the Corporation or the Bank by the same person or persons is not considered to cause a Change in the Effective Control of the Corporation or the Bank.

(C)       Change in Ownership of a Substantial Portion of the Corporation's or the Bank's Assets. A Change in Ownership of a Substantial Portion of the Corporation's or the Bank's Assets occurs on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation or the Bank that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Corporation or the Bank immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of assets of the Corporation or the Bank, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

There is no Change of Control under this Paragraph 2.1(C) if there is a transfer of assets to an entity that is:

(i)         A shareholder of the Corporation or the Bank (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)        An entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation or the Bank;

(iii)       A person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Corporation or the Bank; or

(iv)       An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (i), (ii) or (iii) above.

(D)       For purposes of this Paragraph 2.1, persons will not be considered to be acting as a group solely because they purchase or own stock or purchase assets of the Corporation or the Bank at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only to the extent of the ownership in the corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

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2.2       Notwithstanding anything else to the contrary set forth in this Agreement, if: (i) an agreement is executed by the Corporation or the Bank providing for any of the transactions or events constituting a Change of Control pursuant to this ARTICLE II or an announcement concerning a tender offer or exchange offer is made constituting a Change of Control pursuant to this ARTICLE II, and the agreement, tender offer or exchange offer subsequently expires or is terminated without the transaction or event being consummated and (ii) a “Termination Pursuant to a Change of Control” (as defined in ARTICLE I hereof) has not occurred prior to such expiration or termination, then for purposes of this Agreement (including, without limitation, ARTICLE I hereof) it shall be as though such agreement was never executed or such tender offer or exchange offer was never announced and no Change of Control event shall be deemed to have occurred as a result.

2.3       The expiration of the two year period after any Change of Control event without the occurrence of a Termination Pursuant to a Change of Control shall not have any effect on this Agreement, which shall remain in full force and effect until its termination by written agreement of the parties or the earlier termination of Executive's employment under circumstances not constituting a Termination Pursuant to a Change of Control.

ARTICLE III

409A SAFE HARBOR

3.1       General. It is intended that this Agreement shall comply with the provisions of section 409A of the Code and the Department of the Treasury (the “Department”) Regulations relating thereto, or an exemption to section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the section 409A of the Code deferral election rules and the exclusion under section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under section 409A or any Internal Revenue Service or Department rules or other guidance issued thereunder), the Bank may, in consultation with the Executive, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Executive pursuant to section 409A of the Code.

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3.2       In-kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code including where applicable, the requirement that: (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

3.3       Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Executive is considered a “specified employee” for purposes of section 409A of the Code (as determined in accordance with the methodology established by the Corporation and the Bank as in effect on the date of termination), any payment that constitutes nonqualified deferred compensation within the meaning of section 409A of the Code that is otherwise due to the Executive under this Agreement during the six month period following her separation from service (as determined in accordance with section 409A of the Code) shall be accumulated and paid to Executive on the first business day of the seventh (7th) month following her separation from service (the “Delayed Payment Date”). The Executive shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short term rate in effect under Code section 1274(d) for the month in which the Executive's separation from service occurs. If the Executive dies during the postponement period, the amounts and entitlements delayed on account of section 409A of the Code shall be paid to the person designated by the Executive in writing for this purpose, or in the absence of any such designation, to: (i) her spouse if he survives her or (ii) to her estate if her spouse does not survive her, on the first to occur of the Delayed Payment Date or thirty (30) days after the date of the Executive's death. The foregoing shall apply only to those payments required hereunder, if any, that do not qualify as short term deferrals or an exempt pay arrangement under section 409A.

ARTICLE IV

MISCELLANEOUS

4.1       Termination of Employment. This Agreement shall not in any way obligate either the Corporation or the Bank to continue the employment of Executive, nor shall this Agreement limit the right of the Corporation or the Bank to terminate Executive's employment for any reason.

4.2       Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators, successors and, to the extent permitted hereunder, assigns. All of the obligations of the Corporation and the Bank hereunder shall be legally binding on any successor to the Corporation or the Bank, including without limitation, any successor as a result of the consummation of a Change of Control. The right of Executive to receive payments hereunder may not be assigned, alienated, pledged or otherwise encumbered by Executive and any attempt to do so shall be void and of no force or effect.

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4.3       Entire Agreement; Amendment. This Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and may be amended only by an instrument in writing signed by the parties hereto.

4.4       Jurisdiction. The parties hereto consent to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania in any and all actions arising hereunder.

4.5       Governing Laws. This Agreement shall be governed and construed under the laws of the Commonwealth of Pennsylvania, without regard to the conflict of laws principles thereof.

4.6       Rabbi Trust. The Corporation and the Bank have established a rabbi trust. In the event of a Change of Control, the Corporation and the Bank shall, in accordance with the terms of the trust, contribute the amounts described therein. Thereafter, amounts payable under this Agreement shall be paid first from the assets of such trust and the income thereon. Notwithstanding establishment of such trust, the Corporation and the Bank shall remain obligated to make the necessary payments under this Agreement to the extent the trust does not, at any time, have adequate assets to pay benefits when due under this Agreement.

4.7       Unfunded Obligations. The obligations to make payments hereunder shall be unfunded and Executive's right to receive any payments hereunder shall be the same as any other unsecured general creditor.

4.8       Individual Agreement. This Agreement constitutes an agreement solely between the Corporation, the Bank and Executive named herein. This Agreement is intended to constitute a non-qualified arrangement for the benefit of the Executive and shall be construed and interpreted in a manner consistent with such intention.

4.9       Headings. All headings preceding the text of the several paragraphs hereof are inserted solely for reference and shall not constitute a part of this Agreement, nor affect its meaning, construction or effect.

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IN WITNESS WHEREOF, the Corporation and the Bank have each caused this Agreement to be executed and attested to on its behalf by a duly authorized officer, and Executive hereunto has set his hand as of the day and year first above written.

ATTEST:	CODORUS VALLEY BANCORP, INC.

By:
Secretary

ATTEST:	PEOPLESBANK, a Codorus Valley Company

By:
Secretary

WITNESS:	EXECUTIVE:

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